Exhibit 99.1
September 22, 2008 - Frequently Asked Questions and Answers – (FAQs)
From time to time, Investor Relations will provide FAQs on various topics of interest. The following is a compilation of recent FAQs.
What are the IMS prescription volumes for VYTORIN and ZETIA?
U.S. Total Prescription Volume (000’s)

	Jan.	Feb.	March	April	May	June	July	Aug.
	2008	2008	2008	2008	2008	2008	2008	2008
Cholesterol Management Market	20,519	19,042	19,788	19,645	19,910	19,403	20,292	19,666
Total Merck/Schering-Plough Franchise	3,226	2,790	2,820	2,507	2,479	2,351	2,376	2,233
VYTORIN	1,851	1,607	1,619	1,428	1,412	1,330	1,339	1,249
ZETIA	1,375	1,183	1,201	1,079	1,067	1,022	1,038	984
Source: IMS’ National Prescription Audit Plus (NPA+) as of September 17, 2008, which includes routine refinements by IMS to previously published data.
What is the status of the clinical development program for boceprevir?
Schering-Plough previously announced the initiation of two large Phase III studies of boceprevir, its investigational oral hepatitis C protease inhibitor, in patients chronically infected with hepatitis C virus genotype 1. Patient enrollment is currently underway and the first patient has been dosed in the Phase III program. The two randomized, double-blind, placebo-controlled Phase III studies will evaluate the efficacy of boceprevir in combination with PEGINTRON(TM) (peginterferon alfa-2b) and REBETOL(R) (ribavirin, USP) compared to standard of care with PEGINTRON and REBETOL alone.
In early August 2008, Schering-Plough reported top-line results from a planned interim analysis of a Phase II study of boceprevir. The press release announcing these results can be found on the Schering-Plough website at http://www.sgp.com/schering_plough/news/release.jsp?releaseID=1182855.
DISCLOSURE NOTICE: The information in the frequently asked questions included in this FAQ, and in other written and oral statements about Schering-Plough and its business made by Schering-Plough or its officers from time to time, includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prescription trends for VYTORIN and ZETIA.
Forward-looking statements relate to expectations or forecasts of future events. Schering-Plough does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Schering-Plough’s forward-looking statements, including market forces (such as customer buying patterns); economic factors; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the timing and outcomes of the regulatory process; the timing and outcomes of clinical trials; and prescriber, patient and media reaction to data obtained from post-marketing clinical trials, among other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Part II, Item 1A. “Risk Factors” in the second quarter 2008 10-Q filed August 1, 2008.